EXHIBIT B

EXECUTION VERSION

VOTING AGREEMENT

As of July 2, 2006

Cullen/Frost Bankers, Inc.

100 West Houston Street

San Antonio, Texas 78205

Ladies and Gentlemen:

The undersigned, being a shareholder of Summit Bancshares, Inc. (“Company”), hereby acknowledges that the Company and Cullen/Frost Bankers, Inc. (“Parent”) are concurrently entering into an Agreement and Plan of Merger, dated as of July 2, 2006 (as amended or modified from time to time, the “Merger Agreement”), pursuant to which the Company will be merged with and into Parent (the “Merger”). A copy of the Merger Agreement has been provided to the undersigned. Capitalized terms used but not defined herein are to be deemed to have the meanings assigned to them in the Merger Agreement.

The undersigned further acknowledges that the undersigned will benefit directly and substantially from the consummation of the Merger. As an inducement to and condition of Parent’s willingness to enter into the Merger Agreement, the undersigned hereby agrees, represents and warrants as follows:

1. Owned Shares. The undersigned owns (of record or beneficially) and has the full power and authority to vote the number of shares of Company Common Stock set forth on the signature page hereof (the “Owned Shares”). For all purposes of this agreement, the Owned Shares will include any shares of Company Common Stock as to which the undersigned acquires beneficial ownership after the date hereof, including any shares obtained by exercising any Company Stock Options.

2. Agreement to Vote Owned Shares. The undersigned irrevocably and unconditionally agrees that at the Company Meeting or any other meeting or action of the shareholders of the Company, including a written consent solicitation, the undersigned will (1) vote all of the Owned Shares (or otherwise provide a proxy or consent) in favor of, and will otherwise support, approval of the Merger Agreement, the Merger and any other matters required to be approved or adopted in order to effect the Merger and the transactions contemplated by the Merger Agreement, and (2) not vote the Owned Shares (or otherwise provide a proxy or consent) in favor of, or otherwise support, approval of any Acquisition Proposal or any action that is intended to, or could reasonably be expected to, materially impede, interfere with, delay or otherwise materially and adversely affect the Merger or the transactions contemplated by the Merger Agreement; provided, however, that this Section 2 shall be inapplicable if there has been a modification or amendment to the Merger Agreement which reduces the Per Share Consideration (as defined in the Merger Agreement). Notwithstanding the foregoing, the parties acknowledge that this letter agreement is entered into by the undersigned solely in his capacity as beneficial owner of the Owned Shares and that nothing in this letter agreement shall prevent the undersigned from discharging his fiduciary duties as a member of the board of directors of Summit Bancshares, Inc.

3. Transfer of Owned Shares. The undersigned agrees that the undersigned will not, without the prior written consent of Parent (which consent shall not be unreasonably withheld) (a) directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Owned Shares, except for gifts that represent less than 10% of the undersigned’s holdings of Company Common Stock, and gifts that are made consistent in amounts and terms with past practices, unless it receives (i) an irrevocable proxy, in form and substance identical to the provisions of Section 2 hereof, to vote such Owned Shares with respect to the Merger Agreement and the Merger and otherwise, and the undersigned will vote such proxy as provided in Section 2 hereof and (ii) an agreement identical in all material respects to this letter agreement executed by the transferee of the Owned Shares the subject thereof, and (b) take any action or omit to take any action which would prohibit, prevent or preclude the undersigned from performing its obligations under this letter agreement.

4. Further Assurances. The undersigned will take all reasonable actions and make all reasonable efforts, and will execute and deliver all such further documents, certificates and instruments, in order to consummate the transactions contemplated hereby and by the Merger Agreement, including, without limitation, the agreement of the undersigned to vote the Owned Shares in accordance with Section 2 hereof.

5. No Solicitation. The undersigned agrees that neither the undersigned nor, if applicable, any of the undersigned’s subsidiaries nor any of the respective officers and directors of the undersigned or its subsidiaries shall, and the undersigned shall direct and use its reasonable best efforts to cause the undersigned’s employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, knowingly initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any Acquisition Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal.

6. Specific Performance. The undersigned agrees that irreparable damage would occur in the event that any of the provisions of this agreement were not performed by the undersigned in accordance with their specific terms or were otherwise breached. Accordingly, the undersigned agrees that Parent will be entitled to an injunction or injunctions to prevent breaches hereof by the undersigned and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent is entitled at law or in equity, and that the undersigned waives the posting of any bond or security in connection with any proceeding related thereto.

7. Termination of this Agreement. This agreement will terminate upon earlier to occur of (a) the effective time of the Merger and (b) the date and time of termination of the Merger Agreement by either or both of Cullen/Frost Bankers, Inc. and Summit Bancshares, Inc. pursuant to Section 8.1 of the Merger Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination will not relieve any party from liability for any willful breach of this agreement prior to such termination.

8. Limitation. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not confer any rights on Parent with respect to any Owned Shares if such rights, in combination with any and all other rights Parent may have in shares of Company Common Stock or rights thereto, would result in Parent beneficially owning under any relevant definition thereof 20% or more of the outstanding shares of Company Common Stock.

9. Governing Law. This agreement is governed by, and will be interpreted in accordance with, the laws of the State of Texas applicable to contracts made and to be performed entirely within that State.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

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This letter may be executed in one or more counterparts, each of which will be deemed to constitute an original, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

Very truly yours,

Philip E. Norwood

Name:	/s/ Philip E. Norwood

Number of Owned Shares:	322,436

Accepted as of the day and year first above written:

CULLEN/FROST BANKERS, INC.

By:	/s/ Phillip D. Green
	Name:	Phillip D. Green
	Title:	Group Executive Vice President and Chief Financial Officer